EXHIBIT 10.91

                                PROMISSORY NOTE

US$10,000,000.00                                  May 6, 1997
                                                  San Francisco, California

          FOR VALUE RECEIVED, Southwall Technologies Inc. (the "Company") hereby unconditionally promises to pay at the times set forth in the Agreement referred to below and in any event on Final Maturity Date to the order of The Sanwa Bank, Limited, San Francisco Branch (the "Bank") the principal amount of Ten Million United States Dollars (US$10,000,000.00). The Company promises to pay interest on the unpaid principal amount of the Loan at such interest rates and on such dates as are provided for in the Agreement.

          All such principal and interest (including interest on overdue principal and, to the extend permitted by law, overdue interest and any and all other amounts payable by the Company under the terms of the Agreement and which are not paid when due) shall be payable in lawful money of the United States of America at the times and places, and in accordance with the payment terms contained in the Agreement. Principal may be prepaid only in accordance with the terms and conditions set forth in the Agreement.

          Each payment made on account of the principal of the Loan shall be recorded by the Bank on its books and, prior to any transfer of this Promissory Note (the "Note"), endorsed by the Bank on the schedule attached to this Note or any continuation of such schedule (provided that the failure by the Bank to make, or any error in making, any such endorsement shall not limit or otherwise affect the obligations of the Company under this Note with respect to the Loan).

          This Note is the Promissory Note referred to, and is entitled to the benefits of, that certain Credit Agreement dated as of May 6, 1997 (as it may be amended from time to time) between the Company and the Bank (the "Agreement"). Terms defined in the Agreement are used in this Note with respective meanings assigned to those terms in the Agreement.

          This Note shall be construed in accordance with and governed by the laws of the State of California applicable to contracts made and performed in the State of California.

                                              Southwall Technologies Inc.

                                              By: /s/ Martin Schwartz
                                                 -------------------------------
                                              Name: Martin Schwartz
                                              Title: President

Letter of Guarantee
Submitted to The Sanwa Bank (Headquarters)

Attn: The Sanwa Bank, Limited

                              Letter of Guarantee

With regard to the following loan extended by your San Francisco Office and borrowed by Southwall Technologies, Inc., we, Teijin Limited, hereby jointly and separately guarantee the performance of the borrower's obligations and will not cause The Sanwa Bank, Limited any damage or loss.

When The Sanwa Bank, Limited requests Teijin any payment relating to the loan, Teijin will promptly pay and perform based upon its obligation under this Letter of Guarantee.

1. Amount of Loan:
     US $10,000,000.00

2. Starting Date of Loan:
     May 6, 1997

3. Ending Date of Loan:
     November 6, 2004

                                             April 30, 1997

                                             Minamihonmachi-1 Chome 6-7
                                             Chuou-Ku, Osaka

                                             Teijin Limited

                                             Hiroshi Itagaki
                                             President & CEO